Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Y-mAbs Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, 2018 Equity Incentive Plan	Other(2)	1,746,884(3)	$16.73	$29,225,369.32	$0.00014760	$4,313.66
	Total Offering Amounts			1,746,884	–	$29,225,369.32	–	$4,313.66
	Total Fees Previously Paid				–	–	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$4,313.66

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 (“Common Stock”) of Y-mAbs Therapeutics, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on February 22, 2024.

(3)

Represents 1,746,884 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”) on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2018 EIP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 EIP will automatically increase on the first day of each calendar year, starting on January 1, 2019 and continuing through January 1, 2028, by the lesser of (a) four percent (4%) of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year; and (b) a smaller number of shares determined by the Registrant’s board of directors.